Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Announces New President of Flavors Business

MILWAUKEE—April 8, 2014—Sensient Technologies Corporation (NYSE: SXT) today announced that Sam Lteif has joined the Company as President of Sensient’s Flavors business.  Mr. Lteif joined Sensient effective April 7, 2014, after a fourteen-year career at PepsiCo Inc.  In his new role, he will report directly to Sensient’s President and Chief Executive Officer and will have responsibility for leading Sensient’s global Flavors business.

Sam has 23 years of experience in the consumer packaged goods industry.  He joined PepsiCo Inc. in 1999 and he spent his first twelve years at PepsiCo in the Frito-Lay division.  In his last role within the Frito-Lay division, Sam held general management responsibility for a region with over $900 million in revenue and 2,000 associates.  In 2011, Sam transitioned to General Manager and CEO, of Müller Quaker Dairy, a joint venture between PepsiCo and the Müller Group of Germany.  In this recent role, he led a startup team to successfully launch a new yogurt brand which ranked among the top 10 food & beverage new item introductions in 2013.

“I am very pleased to add an executive of Sam Lteif’s caliber to run Sensient’s Flavors business,” said Paul Manning, Sensient’s President and Chief Executive Officer.  “Sam brings a customer’s perspective to Sensient and his extensive consumer products experience will help us more effectively execute our strategic shift to value-added customer solutions.”

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com